EXHIBIT 16.1

November 12, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Unilava Corporation

We have read the statements that we understand Unilava Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC
Certified Public Accountants